EXHIBIT 99.1

Oakley Posts Record Preliminary Net Sales and Earnings for 2005

Company Today Separately Announced 2006 Financial Guidance

  Conference Call -- 11:00 a.m. EST, Thursday, February 9, 2006 -- A
  simultaneous Web cast for interested investors can be heard at
  Oakley's corporate web site: http://investor.oakley.com and will remain available through February 9, 2007.  A telephonic replay of the call will be available from 2:00 p.m. EST, Thursday, February 9, through midnight February 16, 2006, and can be accessed from the
  United States and Canada at 866/266-2081 and from international locations at 703/925-2533; passcode: 845927.

  Selected Preliminary Quarter Highlights

  -- Net sales increased 6.2 percent over Q4 2004 to a fourth quarter record $162.4 million
  -- Sunglass sales increased 10.2 percent over Q4 2004 to a fourth quarter record $76.7 million
  -- U.S. net sales through Oakley-owned retail locations grew 40.2 percent over Q4 2004 to $29.6 million
  -- Earnings were $9.2 million, or $0.13 per diluted share

FOOTHILL RANCH, Calif., Feb. 9, 2006 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today reported preliminary and unaudited results for the three and twelve months ended December 31, 2005. These results are preliminary pending the completion of the annual audit and the conclusion of the company's evaluation of its accounting for foreign currency hedging activities under SFAS 133.

On this preliminary basis, the company generated record fourth quarter net sales of $162.4 million for the three-month period ended December 31, 2005, up 6.2 percent from $153.0 million in the same period the previous year. Net income totaled $9.2 million, or $0.13 per diluted share, compared to $10.0 million, or $0.15 per diluted share, in the fourth quarter of 2004, which included a significant contribution from the company's electronics product launch and benefited from a lower tax rate.

For the full year, Oakley achieved record net sales of $648.1 million, up 10.7 percent from $585.5 million in the prior year. Net income grew 24.8 percent to a record $51.9 million, or $0.75 per diluted share, compared with $41.6 million, or $0.60 per diluted share, in 2004.

"2005 was an outstanding year of growth for Oakley," said Scott Olivet, chief executive officer. "We believe these results attest to the strength of Oakley and its position as a leading sport performance and active eyewear brand."

Fourth Quarter 2005 Financial Analysis

Total U.S. fourth quarter net sales increased 6.5 percent to $88.6 million, compared with $83.2 million during the fourth quarter of 2004. U.S. net sales, excluding the company's retail store operations, totaled $59.1 million in the fourth quarter, a 4.8 percent decline compared with $62.1 million in the comparable 2004 period. The decline reflected a comparison against the launch of THUMP(tm) in November 2004 as well as lower watch sales, partially offset by increased sales of sunglasses, apparel, goggles and prescription eyewear.

Fourth quarter international net sales increased 5.7 percent to $73.8 million, compared with $69.8 million in 2004's comparable period. A stronger U.S. dollar relative to foreign currencies reduced reported international net sales growth by 2.7 percentage points. Strong net sales increases in Latin America and South Pacific were partially offset by modest declines in Japan and the United Kingdom. Global net sales to the retail group of Luxottica Group S.p.A., which includes Sunglass Hut and OPSM locations worldwide, decreased 1.7 percent to $9.6 million during the quarter and represented 5.9 percent of total fourth quarter net sales.

Sales through Oakley's U.S. operated retail stores increased 40.2 percent to $29.6 million, compared with $21.1 million in the fourth quarter of 2004. A successful holiday retail program drove strong quarterly comparable store increases. During the fourth quarter the company added seven new Iacon stores in the U.S.

Fourth quarter gross sales totaled $172.3 million, compared with $162.6 million in 2004's fourth quarter. Worldwide sunglass gross sales increased 10.2 percent to $76.7 million from $69.6 million, driven by an 18.5 percent increase in worldwide sunglass unit shipments as a result of the strong consumer reception to the company's new styles. This increase was partially offset by a 7.0 percent lower average selling price, reflecting the success of the company's new sunglass introductions which carry more moderate price points and the effect of a stronger U.S. dollar on international sales.

Combined fourth quarter gross sales of the company's newer categories -- apparel, electronics, prescription eyewear, footwear and watches -- decreased 3.8 percent, to $57.9 million, and accounted for 33.6 percent of total fourth quarter gross sales. This decrease reflected lower sales of electronics and watches, partially offset by increased sales of footwear, apparel and prescription eyewear.

Fourth quarter margins improved to 53.0 percent, compared with 52.8 percent in 2004's comparable period. This improvement reflects higher eyewear margins driven by increased unit volumes and a more favorable foreign currency hedging program. These increases were partially offset by reduced electronics margins and lower apparel margins from closeout sales.

Operating expenses represented 44.9 percent of net sales in the quarter compared with 43.8 percent in the prior year's fourth quarter. The increase in operating expenses as a percentage of net sales was driven primarily by increased investment in design and development activities and increased selling expenses. In the fourth quarter, the company reclassified approximately $1.5 million from general and administrative expense to selling expense primarily related to credit card fees incurred during the year in connection with retail transactions at the company's retail stores.

The company's tax rate in the fourth quarter was 31.7 percent compared to 26.5 percent in the fourth quarter of 2004.

Full Year Financial Results

Full year consolidated net sales totaled $648.1 million, up 10.7 percent from $585.5 million in the prior year. Net income grew 24.3 percent to a record $51.9 million, or $0.75 per diluted share, compared with $41.6 million, or $0.60 per diluted share, in 2004.

U.S. net sales for 2005 rose 12.6 percent to $343.4 million from $305.0 million in 2004, driven by increased sales of sunglasses, goggles and prescription eyewear, partially offset by lower sales of electronics and footwear. International net sales advanced 8.6 percent in 2005 to $304.7 million from $280.5 million in 2004, with the weaker U.S. dollar contributing 2.1 percentage points of that growth.

Net sales at Oakley's U.S. operated retail stores reached $101.0 million during 2005, up 39.5 percent from $72.4 million in 2004, driven by double-digit annual comparable store sales increases. Oakley's retail operations accounted for 15.6 percent of total 2005 net sales and 29.4 percent of 2005 U.S. net sales.

Worldwide sunglass gross sales increased 7.1 percent in 2005, to $336.8 million from $314.5 million in 2004. The growth reflected an 8.1 percent increase in worldwide sunglass unit shipments offset by a slight decline in the average sunglass selling price. Global net sales to Luxottica Group S.p.A. during 2005 were $45.1 million, a one percent increase over $44.7 million in 2004, and represented approximately 7.0 percent of total net sales.

Combined gross sales of the company's newer categories -- apparel, electronics, prescription eyewear, footwear and watches -- grew 15.8 percent in 2005, to $239.2 million, and accounted for 34.5 percent of total gross sales, compared to 33.2 percent 2004 gross sales. Additional full year category sales information can be found in the attached financial tables.

The company's 2005 effective tax rate was 32.7 percent compared to 32.3 percent in 2004.

Balance Sheet

Strong operating cash flow during 2005 resulted in cash and investments at December 31, 2005 totaling $82.2 million, compared to $69.0 million at the end of the prior quarter and $51.7 million at December 31, 2004. The company's consolidated inventory totaled $119.0 million at December 31, 2005, compared to $128.0 million the end of the prior quarter and $115.1 million at December 31, 2004. This inventory reflects the expanded company-owned retail operations, increased eyewear inventory to support new releases, as well as inventory related to the electronics category. Accounts receivable, less allowances, decreased to $99.4 million at December 31, 2005, compared with $104.5 million at September 30, 2005 and $102.8 million at December 31, 2004. Accounts receivable days sales outstanding were 56 at December 31, 2005, compared with 62 at December 31, 2004.

The company is completing an evaluation of its accounting for foreign currency hedging activities under SFAS 133. The company accounts for its foreign currency hedging activities as cash flow hedge instruments. Consequently, changes in the fair value of such hedge instruments are reflected on the balance sheet in accumulated other comprehensive income. At December 31, 2005, the fair value of such instruments was a gain of $4.3 million. If the company were to determine that any of its hedging instruments did not qualify as cash flow hedge instruments, changes in the fair value of such instruments would be included in gross profit during the period that any such instrument is outstanding. The total gain or loss associated with any individual hedge instrument which has matured is identical under either of the accounting treatments described. A change to the company's accounting treatment for hedge instruments would affect only the timing and manner of recognition of gains and losses associated with these instruments, and would have no impact on net sales, cash flows or shareholder's equity. If the company were to account for its hedge instruments under the fair value method, the timing of gains and losses recorded in 2005 and prior years would be adjusted. Under this fair value method, net income for the year ended December 31, 2005 could increase by up to approximately $9.0 million and net income for the year ended December 31, 2004 could increase by up to approximately $2.0 million. If the company were to record the fair value of its hedge instruments outstanding at December 31, 2005 in its income for 2005, the company would not record in 2006 the full benefit of any realized gains on those instruments, which depending on currency fluctuations could adversely impact 2006 results.

Stock Repurchase Program

During the fourth quarter, the company repurchased 50,000 shares of its common stock at an average price of $14.30 per share. For the full year, the company repurchased 861,500 shares at an average price of $13.64 per share. At December 31, 2005, $13.7 million remained available for future repurchases under the $20.0 million repurchase plan approved by the company's board of directors on March 15, 2005. The company may repurchase shares subject to favorable market conditions.

Non-GAAP Financial Measures

This release and the accompanying financial tables make reference to 'Total Gross Sales' sales' and components thereof, each of which may be a non-GAAP financial measure. A reconciliation of these non-GAAP measures to net sales, a GAAP financial measure, is included in the accompanying financial schedules. Net sales, as reported in the company's financial statements, include the impact of sales adjustments such as discounts and other customer allowances. The company's reference to 'Gross Sales' represents sales to customers excluding the impact of sales adjustments. The company discusses components of gross sales because sales adjustments are generally not associated with individual product segments. The company believes gross sales is useful to management and investors to evaluate and compare the company's operating results by product segment, providing more meaningful insight to segment sales trends not otherwise discernible from the company's consolidated GAAP net sales disclosures. Oakley management also uses gross sales internally to evaluate ongoing business performance. Oakley cautions investors to consider gross sales in addition to, not as a substitute for, statements of operations prepared in accordance with GAAP.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through December 31, 2005 totaled US $648.1 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions, or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters; the company's ability to identify and successfully execute cost control initiatives; the impact of quotas, tariffs, or safeguards on the importation or exportation of the company's products and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

The Oakley Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1533

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                (in thousands except per share amounts)

                            Three Months Ended   Twelve Months Ended
                               December 31,          December 31,
                           --------------------  --------------------
                              2005       2004       2005       2004
                           ---------  ---------  ---------  ---------
 Net sales                 $ 162,416  $ 152,962  $ 648,131  $ 585,468
 Cost of goods sold           76,311     72,229    290,218    265,104
                           ---------  ---------  ---------  ---------
  Gross profit                86,105     80,733    357,913    320,364

 Operating expenses:
  Research and development     5,034      4,146     17,851     15,962
  Selling                     45,748     41,243    174,641    159,366
  Shipping and warehousing     4,356      4,223     17,485     17,087
  General and
   administrative             17,819     17,342     71,426     65,511
                           ---------  ---------  ---------  ---------
   Total operating
    expenses                  72,957     66,954    281,403    257,926

                           ---------  ---------  ---------  ---------
 Operating income             13,148     13,779     76,510     62,438

 Interest expense, net          (327)       195       (446)     1,037
                           ---------  ---------  ---------  ---------

 Income before provision
  for income taxes            13,475     13,584     76,956     61,401
 Provision for income
  taxes                        4,268      3,593     25,105     19,851
                           ---------  ---------  ---------  ---------
 Net income                $   9,207  $   9,991  $  51,851  $  41,550
                           =========  =========  =========  =========

 Basic net income per
  share                    $    0.13  $    0.15  $    0.76  $    0.61
 Basic weighted average
  shares                      68,642     67,765     68,101     67,953

 Diluted net income per
  share                    $    0.13  $    0.15  $    0.75  $    0.60
 Diluted weighted average
  shares                      69,362     68,953     68,930     68,832

                          Three Months Ended      Twelve Months Ended
                             December 31,            December 31,
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
                                    (dollars in thousands)

 Gross sales           $  172,282  $  162,623  $  693,342  $  621,652
 Discounts and returns     (9,866)     (9,661)    (45,211)    (36,184)
                       ----------  ----------  ----------  ----------
 Net sales             $  162,416  $  152,962  $  648,131  $  585,468
                       ==========  ==========  ==========  ==========

                          Three Months Ended      Twelve Months Ended
                             December 31,            December 31,
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
                                    (dollars in thousands)
 Other Operating Data:

 Sunglasses:

  Units                 1,048,953     884,925   4,449,911   4,117,563
  Gross sales          $   76,700  $   69,590  $  336,783  $  314,515

 Net sales:
  Domestic             $   88,635  $   83,181  $  343,382  $  304,956
  International        $   73,781  $   69,781  $  304,749  $  280,512

 Backlog                                       $   51,715  $   55,316

                                            December 31,  December 31,
                                                2005          2004
                                             ---------     ---------
 Selected Balance Sheet Data:
                                            (dollars in thousands)

 Cash and cash equivalents                   $  82,156     $  51,738
 Accounts receivable less allowance for
  doubtful accounts                             99,430       102,817
 Inventories                                   119,035       115,061
 Accounts payable, accrued liabilities and
  income tax payable                            68,945        77,934
 Total debt                                     22,340        31,240

 Gross Sales by Product Line:

                                Twelve Months Ended
                                    December 31,
                               ---------------------      %
                                  2005       2004       Change
                               ---------   ---------   ---------
                                   (in thousands)

 Sunglasses                    $ 336,783   $ 314,515      7.1%
 Eyewear Accessories & Other      75,340      61,436     22.6%
 Goggles                          42,040      39,177      7.3%
 Newer Categories

  Apparel & Accessories        $ 109,448   $  94,859     15.4%
  Prescription Eyewear            49,849      47,750      4.4%
  Electronics                     37,147      19,773     87.9%
  Footwear                        32,176      32,211      0.0%
  Watch                           10,559      11,931    (11.5%)
                               ---------   ---------   ---------
 Total Newer Categories        $ 239,179   $ 206,524     15.8%
                               ---------   ---------   ---------

                               ---------   ---------   ---------
 Total Gross Sales             $ 693,342   $ 621,652     11.5%
                               =========   =========   =========

 Oakley Operated Retail Stores:

                                 At December 31,
                             ----------------------
                                2005         2004
                             ---------    ---------
 O Store
   U.S.                         44(a)         36
   International                 7             5

 Iacon
   U.S.                        105            83

 (a) Includes New Orleans store location temporarily closed due to
     Hurricane Katrina.

CONTACT:  Oakley, Inc.
          Lance Allega
          Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com

          PondelWilkinson
          Ron Parham
          Investor Relations Counsel
          (503) 297-0202
          rparham@pondel.com